Exhibit 99.1

Press Release
Tom Mockridge to become CEO of Virgin Media
Appointment by Liberty Global is subject to its closing of the Virgin Media acquisition scheduled for early June 2013

Englewood, Colorado - May 8, 2013:

Liberty Global, Inc. (“Liberty Global,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) is pleased to announce that it has selected Tom Mockridge to become CEO of Virgin Media Inc. (“Virgin Media”) (NASDAQ: VMED; LSE: VMED) upon the closing of its proposed acquisition of Virgin Media, which is subject to stockholder approval of both companies. The U.S. Securities and Exchange Commission has approved the definitive Joint Proxy Statement/ Prospectus, and stockholders of both companies are scheduled to vote on the transaction in early June, with closing soon thereafter.

Mr. Mockridge has served in several senior management roles over the course of more than two decades with News Corporation, including Chief Executive of European Television operations, Chief Executive of Sky Italia, and most recently Chief Executive of News International. Mr. Mockridge will succeed Neil Berkett, who will continue in his role as CEO of Virgin Media until closing of the transaction, having previously announced his intention to retire from Virgin Media upon closing.

Mike Fries, President and CEO of Liberty Global, said, “Tom will bring to Virgin Media a breadth of experience in the pay-TV industry, both in the UK and throughout Europe. I have known and worked with Tom for nearly 15 years and have always admired his leadership and operating success in a number of highly competitive media markets. We are fortunate to bring an executive of Tom's talent and experience in to lead Virgin Media in its next phase of growth. I'd also like to wish Neil Berkett all the best in his future endeavors. He has done an outstanding job at Virgin Media and will be missed by all.”

Tom Mockridge said, “Thanks to the incredible energy of its employees and the loyalty of its customers, Virgin Media has become the UK's leading broadband communications company and has developed an immensely powerful media brand. I keenly anticipate joining the team as it continues to deliver the cutting-edge TV and broadband products and services that excite and inspire its customers across the UK. I'm also excited to become part of the Liberty Global family and look forward to working closely with Mike and his team as they continue to build the world's largest cable platform.”

As CEO of Virgin Media after the closing, Mr. Mockridge will report to Mike Fries, as well as to a newly formed operating committee comprised of Mr.Fries, Diederik Karsten, Executive Vice President, European Broadband Operations, and Balan Nair, Executive Vice President and Chief Technology Officer.

About Tom Mockridge
Tom served as the Chief Executive Officer of News International Limited at News Corporation from July 2011 to December 2012. Previously he was the Chief Executive of European Television at News Corporation from 2008, responsible for its television operations in Europe and outside the UK. He served as the Chief Executive of Sky Italia at News Corporation from 2003 to 2011. Prior to Sky Italia, he served as the Chief Executive of the publicly-listed New Zealand company, Independent Newspapers. Other historical positions include Chairman of Sky New Zealand and Chief Executive Officer of Foxtel (News Corporation's Australian pay-TV joint venture). He served as Deputy Chairman of the Supervisory Board at Sky Deutschland AG between 2009 and 2010. Mr. Mockridge served as Non-Executive Director of British Sky Broadcasting Group plc from February 2009 and served as its Deputy Chairman between April 2012 and January 2013.

Additional Information and Where to Find It
Nothing in this communication shall constitute a solicitation to buy or subscribe for or an offer to sell any securities of Liberty Global, Inc., Virgin Media Inc. or Liberty Global Corporation Limited (New Liberty Global). In connection with the proposed acquisition of Virgin Media by Liberty Global, New Liberty Global has filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 (File No. 333-187100) (the “Registration Statement”), which contains a definitive joint proxy statement of Liberty Global and Virgin Media and also constitutes a prospectus of New Liberty Global. STOCKHOLDERS OF LIBERTY GLOBAL AND VIRGIN MEDIA ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) REGARDING THE MERGERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the Registration Statement and joint proxy statement/prospectus, as well as other filings containing information about Liberty Global, Virgin Media and New Liberty Global, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the Registration Statement and joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Liberty Global, Inc., 12300 Liberty Boulevard, Englewood, Colorado, 80112, USA, Attention: Investor Relations, Telephone: +1 303 220 6600, or to Virgin Media Limited, Communications House, Bartley Wood Business Park, Bartley Way, Hook, RG27 9UP, United Kingdom, Attn: Investor Relations Department, Telephone +44 (0) 1256 753037.
The respective directors and executive officers of Liberty Global and Virgin Media and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Liberty Global's directors and executive officers is available in the Annual Report on Form 10-K/A filed with the SEC by Liberty Global on April 25, 2013, and information regarding Virgin Media's directors and executive officers is available in its Annual Report on Form 10-K/A filed with the SEC by Virgin Media on April 24, 2013. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.

About Liberty Global
Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connect 20 million customers subscribing to 35 million television, broadband internet and telephony services as of March 31, 2013.

Liberty Global's consumer brands include UPC, Unitymedia, KabelBW, Telenet and VTR. Our operations also include Chellomedia, our content division, Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800

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